Exhibit 10.25

DDR CORP.

2016 VALUE SHARING EQUITY PROGRAM

This DDR Corp. 2016 Value Sharing Equity Program (the “2016 VSEP”) is established as of February 9, 2016 by DDR Corp., an Ohio corporation (the “Company”).  Capitalized terms used herein without definitions shall have the meanings given to those terms in the 2012 Equity Plan.

The 2016 VSEP is designed to allow the Company to reward its officers for successful efforts in helping the Company achieve financial performance measured by increases in the Company’s adjusted market capitalization over pre-established periods of time.  Effective as of the date first written above (the “Effective Date”), the 2016 VSEP is hereby established on the following terms and subject to the following conditions:

1.Operation Under 2012 Equity Plan.  The 2016 VSEP is adopted to operate pursuant to the 2012 Equity Plan and is subject to the terms and conditions set forth herein and in the 2012 Equity Plan.  In the event of any inconsistency between the 2012 Equity Plan and the 2016 VSEP, the terms and conditions set forth in the 2012 Equity Plan shall control.

2.Administration.

(a)The 2016 VSEP will be administered by the Committee.  The Committee shall have full power to interpret and administer the 2016 VSEP.

(b)The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the 2016 VSEP as it shall, from time to time, deem advisable; to interpret the terms and provisions of the 2016 VSEP and any Performance Award issued under the 2016 VSEP (and any agreements or amendments relating thereto); to direct Eligible Employees or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the 2016 VSEP.

(c)Any interpretation or administration of the 2016 VSEP by the Committee, and all actions and determinations of or at the direction of the Committee, shall be final, binding and conclusive on the Company, its shareholders, subsidiaries, affiliates, all Participants and Eligible Employees, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them.  No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the 2016 VSEP.

3.Definitions. As used herein:

(a)“2012 Equity Plan” means the Company’s 2012 Equity and Incentive Compensation Plan (as may be amended, modified or supplemented from time to time), or any plan(s) determined by the Committee to be the successor thereto.

(b)“2016 VSEP” has the meaning set forth in the preamble hereof.

(c)“2016 VSEP RSU Vesting Period” has the meaning set forth in Section 8(b) hereof.

(d)“2016 VSEP RSUs” has the meaning set forth in Section 8(a) hereof.

(e)“409A Change in Control” has the meaning set forth in Section 8(a).

(f)“Absence on Leave Termination” means a separation from employment (within the meaning of Treasury Regulation section 1.409A-1(h)(1)) that would not constitute an interruption or termination of continuous employment under the 2012 Equity Plan due to the absence on leave rule described in the 2012 Equity Plan.

(g)“Additional Common Shares” means for each applicable Measurement Period, the aggregate number of Common Shares equal to the excess, if any, of (i) the Ending Shares Outstanding minus (ii) the Starting Shares Outstanding; provided, that the number of Additional Common Shares will not be less than zero.

(h)“Cause” means, unless otherwise provided by the Committee (in order of applicability) (i) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause:  (A) conviction of the Participant for committing a felony under federal law or in the law of the state in which such action occurred; (B) dishonesty in the course of fulfilling the Participant’s employment duties; (C) willful and deliberate failure on the part of the Participant to perform the Participant’s employment duties in any material respect; or (D) prior to a Change in Control, such other events as shall be determined by the Committee.  The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final.

(i)“Change in Control” means the occurrence of any of the following:

(i)

consummation of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company;

(ii)

any person or other entity (other than the Company or a subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Common Shares (or securities convertible into Common Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of the Company representing 30% or more of the voting power of the Company’s outstanding securities without the prior consent of the Board; or

(iii)

during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board; provided, that any person becoming a director of the Company during such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee of the Company for director), but excluding for this purpose any person whose initial assumption of office as a director of the Company occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, the corporation, partnership, group, associate or other entity or person other than the Board, shall be, for purposes of this definition, considered as though such person was a member of the Board at the beginning of such period.

(j)“Change in Control Measurement Date” means the date upon which a Change in Control first occurs.

(k)“Company” has the meaning set forth in the preamble hereof.

(l)“Compensation Recovery Policy” means the terms and conditions of the Company’s so-called “clawback” policy (if any) as may be in effect hereafter from time to time, as amended or modified, specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded).

(m)“Disabled” (or substantially similar term) means, unless otherwise provided by the Committee, the Participant has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(n)“Effective Date” has the meaning set forth in the preamble hereof.

(o)“Eligible Employees” means the employees of the Company.

(p)“Ending Share Price” means the average Share Price for a Common Share for the five-trading-day period ending on the applicable Measurement Date (subject to a maximum Ending Share Price for any Measurement Date equal to $25.35).

(q) “Ending Shares Outstanding” means the aggregate number of Common Shares issued and outstanding, plus the aggregate number of Common Shares for which the OP Units are then exchangeable, as of the applicable Measurement Date.

(r)“Equity Raised” means an amount equal to the sum of the aggregate gross value received by the Company during the period between the Effective Date through and including the applicable Measurement Date pursuant to (i) the issuance of Additional Common Shares, (ii) the exercise of any warrants representing the right to purchase Common Shares and (iii) the conversion of any Company convertible debt into Company equity (with such Company convertible debt calculated for purposes of this definition at face value).

(s)“Equity Repurchased” means the aggregate amount paid by the Company during the period between the Effective Date through and including the applicable Measurement Date for the repurchase of Common Shares by the Company.

(t)“FICA Tax” has the meaning set forth in Section 8(d) hereof.

(u)“Final Measurement Date” means the earlier of a Change in Control Measurement Date and December 31, 2018.

(v)“Final Measurement Period” has the meaning set forth in the definition of Measurement Period.

(w)“First Measurement Date” means February 23, 2017.

(x)“First Measurement Period” has the meaning set forth in the definition of Measurement Period.

(y)“Fourth Measurement Date” means June 30, 2018.

(z)“Fourth Measurement Period” has the meaning set forth in the definition of Measurement Period.

(aa)“Good Reason” has the meaning set forth in Section 8(a) hereof.

(bb)“Gross Performance Award Shares” means, for each applicable Measurement Period, a number of Performance Award Shares (rounded up to the nearest whole number of Performance Award Shares that is evenly divisible by five) equal to the quotient of (i) the applicable Participant’s Share of Performance Award Value Created divided by (ii) the Ending Share Price (determined without regard to the maximum Ending Share Price limitation set forth in Section 3(p)) on the applicable Measurement Date for such Measurement Period.

(cc)“Individual Agreement” means an employment or similar agreement between a Participant and the Company.

(dd)“Initial Market Capitalization” means a value equal to the product of (i) the Starting Shares Outstanding multiplied by (ii) the Starting Share Price.

(ee)“Market Capitalization” means, with respect to an applicable Measurement Date, a value equal to the product of (i) the Ending Shares Outstanding multiplied by (ii) the Ending Share Price.

(ff)“Measurement Date” means, for each applicable Measurement Period, the earlier of the Change in Control Measurement Date or, as applicable, (i) the First Measurement Date, (ii) the Second Measurement Date, (iii) the Third Measurement Date, (iv) the Fourth Measurement Date, or (v) the Final Measurement Date.

(gg)“Measurement Period” means each of the following periods:  (i) the period commencing on the Effective Date and ending on the First Measurement Date (or the Change in Control Measurement Date, if applicable) (the “First Measurement Period”); (ii) the period commencing on the first day immediately subsequent to the First Measurement Date and ending on the Second Measurement Date (or the Change in Control Measurement Date, if applicable) (the “Second Measurement Period”); (iii) the period commencing on the first day immediately subsequent to the Second Measurement Date and ending on the Third Measurement Date (or the Change in Control Measurement Date, if applicable) (the “Third Measurement Period”); (iv) the period commencing on the first day immediately subsequent to the Third Measurement Date and ending on the Fourth Measurement Date (or the Change in Control Measurement Date, if applicable) (the “Fourth Measurement Period”); and (v) the period commencing on the first day immediately subsequent to the Fourth Measurement Date and ending on the Final Measurement Date (or the Change in Control Measurement Date, if applicable) (the “Final Measurement Period”).  For purposes of this 2016 VSEP, the period between and including the Effective Date and the First Measurement Date is intended to constitute, for each and every Measurement Period, the minimum one-year performance period under the 2012 Equity Plan.

(hh)“Notice of Award” means an agreement between the Company and a Participant substantially in the form of Exhibit C attached hereto, with such other terms and provisions as the Committee may determine from time to time.

(ii)“OP Units” means the operating partnership minority interests in the Company convertible into Common Shares.

(jj)“Participant” means an Eligible Employee determined by the Committee to participate under the 2016 VSEP.

(kk)“Performance Award” means a performance award under the 2012 Equity Plan that entitles the Participant to earn Performance Award Shares as determined in accordance with the terms and provisions of the 2016 VSEP based upon increases in the Company’s adjusted market capitalization over pre-established periods of time.

(ll)“Performance Award Shares” means, for each applicable Measurement Period, the number of Common Shares earned by a Participant for such Measurement Period pursuant to the Performance Award, 20% of which Performance Award Shares will be settled in Common Shares and 80% of which Performance Award Shares will be settled in 2016 VSEP RSUs that may be subject to additional time-based vesting requirements as provided in Section 8 hereof and the remainder of this 2016 VSEP.

(mm)“Performance Award Value Created” means, for each applicable Measurement Period, an aggregate amount equal to (i) the Market Capitalization minus (ii) the Initial Market Capitalization minus (iii) any Equity Raised (if, during any Measurement Period, the Company issues Additional Common Shares) plus (b) any Equity Repurchased (if, during any Measurement Period, the Company repurchases Common Shares).

(nn)“Performance Award Value Sharing Opportunity” means a percentage established for each Participant by the Committee or the Company under the 2016 VSEP for Performance Award Shares and communicated in writing to the Participant by the Company promptly.  As of the Effective Date, the aggregate amount of the Performance Award Value Sharing Opportunities for all Participants is as set forth on Exhibit B.

(oo)“Pro Rata Gross Performance Award Shares” means, for each applicable Measurement Period, a number of Performance Award Shares (rounded up to the nearest whole number of Performance Award Shares that is evenly divisible by five) equal to the product of (i)(A) the Gross Performance Award Shares minus (B) the number of Performance Award Shares, if any, previously earned by the Participant under the 2016 VSEP, multiplied by (ii) a fraction, the numerator of which equals the number of days in the Measurement Period through and including the date of the Participant’s death, Disability or retirement, or the date on which the Participant’s employment with the Company is terminated without Cause, as applicable, and the denominator of which equals the total number of days in the Measurement Period.

(pp)“Retire” or “Retirement” has the meaning set forth in any agreement documenting the applicable Performance Award Shares, or if not set forth therein, means the Participant’s voluntary termination of employment in accordance with the retirement policy, if any, adopted by the Committee.

(qq)“RSU Vesting Period” has the meaning set forth in Section 8(b) hereof.

(rr)“Second Measurement Date” means June 30, 2017.

(ss)“Second Measurement Period” has the meaning set forth in the definition of Measurement Period.

(tt)“Share of Performance Award Value Created” means, for each Participant:  (i) for the First Measurement Period, a value equal to the product of (A) Performance Award Value Created and (B) two-sixths of the Participant’s Performance Award Value Sharing Opportunity; (ii) for the Second Measurement Period, a value equal to the product of (A) Performance Award Value Created and (B) three-sixths of the Participant’s Performance Award Value Sharing Opportunity; (iii) for the Third Measurement Period, a value equal to the product of (A) Performance Award Value Created and (B) four-sixths of the Participant’s Performance Award Value Sharing Opportunity; (iv) for the Fourth Measurement Period, a value equal to the product of (A) Performance Award Value Created and (B) five-sixths of the Participant’s Performance Award Value Sharing Opportunity; and (v) for the Final Measurement Period, a value equal to the product of (A) Performance Award Value Created and (B) the Participant’s Performance Award Value Sharing Opportunity; provided, that in the event of a Change in Control, each Participant’s Share of Performance Award Value Created shall be deemed for purposes of this definition to be a value equal to the product of (x) Performance Award Value Created and (y) the Participant’s Performance Award Value Sharing Opportunity.

(uu)“Share Price” means Market Value per Share (as such term is defined in the 2012 Equity Plan as of the Effective Date).

(vv)“Starting Shares Outstanding” means the aggregate number of Common Shares issued and outstanding, plus the aggregate number of Common Shares for which the OP Units are then exchangeable, as of the Effective Date.

(ww)“Starting Share Price” means $17.41.

(xx)“Third Measurement Date” means December 31, 2017.

(yy)“Third Measurement Period” has the meaning set forth in the definition of Measurement Period.

4.Participants and Value Sharing Opportunities.  The Committee has determined that, as of the Effective Date, certain Eligible Employees serving in the positions listed on Exhibit A shall be Participants in the 2016 VSEP.  Each such Participant’s participation in the 2016 VSEP and his or her respective Performance Award Value Sharing Opportunity under the 2016 VSEP will be communicated in writing to the Participant by the Company promptly after the Effective Date.

5.Performance Awards; Notices of Award.  The 2016 VSEP will effectuate a grant by the Committee of a Performance Award to each Participant.  In order to participate in the 2016 VSEP and receive a Performance Award, each Participant must execute and deliver to the Company a Notice of Award, which Notice of Award in conjunction with the 2016 VSEP will constitute the Evidence of Award required under the 2012 Equity Plan.  Each Notice of Award and each Performance Award will be subject to the terms of the 2016 VSEP and the 2012 Equity Plan.  In no event will a Performance Award result in Participants being granted Performance Award Shares in excess of the applicable award limits set forth in the 2012 Equity Plan and the 2016 VSEP.

6.Determining Earned Performance Award Shares.  With respect to each applicable Measurement Period, each Participant shall earn as of the applicable Measurement Date a number of Performance Award Shares equal to the excess, if any, of (a) the Gross Performance Award Shares minus (b) the number of Performance Award Shares, if any, previously earned by the Participant under the 2016 VSEP; provided, that the number of Performance Award Shares in each case will not be less than zero.

7.Effect of Certain Events During a Measurement Period on Earning of Performance Award Shares.  For each Measurement Period, if any of the following events occurs during the Measurement Period, then, with respect to such Measurement Period, Participants shall not earn Performance Award Shares pursuant to Section 6 hereof, but shall instead earn a number of Performance Award Shares as determined pursuant to this Section 7 as follows:

(a)If, during the Measurement Period, a Participant shall die or become Disabled, a Participant shall Retire, or the Participant’s employment with the Company is terminated by the Company without Cause, then (i) the Participant shall earn a number of Performance Award Shares equal to the Pro Rata Gross Performance Award Shares; provided, that the number of Pro Rata Gross Performance Award Shares will not be less than zero, and (ii) the Participant shall immediately, as of the date of such death, Disability, Retirement or termination of employment, forfeit any and all rights to receive Performance Award Shares with respect to any and all subsequent Measurement Periods under the 2016 VSEP.  Performance Award Shares that are earned in accordance with this Section 7(a) will be settled as provided for in Section 8.

(b)If, during the Measurement Period, a Participant’s employment with the Company is terminated for Cause or the Participant voluntarily terminates his or her employment with the Company for any reason other than Retirement, then (i) the Participant shall immediately, as of the date of such termination of employment, forfeit any and all rights to earn Performance Award Shares with respect to such Measurement Period and any and all subsequent Measurement Periods under the 2016 VSEP, and (ii) any and all rights the Participant had, or may have had, under the 2016 VSEP will immediately, as of the date of such termination of employment, be forfeited without further action.

(c)If, during the Measurement Period, a Change in Control occurs, then (i) the Participant shall earn as of the Change in Control Measurement Date (but immediately prior to the Change in Control) a number of Performance Award Shares equal to the excess, if any, of (a) the Gross Performance Award Shares minus (b) the number of Performance Award Shares, if any, previously earned by the Participant under the 2016 VSEP; provided, that the number of Performance Award Shares in each case will not be less than zero, and (ii) all Participants shall immediately, as of the date of such Change in Control, forfeit any and all rights to earn any Performance Award Shares with respect to any and all subsequent Measurement Periods under the 2016 VSEP.  Performance Award Shares that are earned in accordance with this Section 7(c) will be settled as provided for in Section 8.

8.Settlement of Performance Awards; Issuance of 2016 VSEP RSUs.

(a)General.  Unless otherwise provided for in this 2016 VSEP, as soon as administratively practicable following (but no later than 60 days following) each applicable Measurement Date (or, in the event of a Change in Control, the next Measurement Date that would have been applicable if the Change in Control had not occurred), the Company will:

(i)

issue to each Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) a number of Common Shares equal to 20% of the Performance Award Shares earned by the Participant pursuant to a Performance Award (if any), to the extent not already issued; and

(ii)

grant to each Participant a number of Restricted Share Units (as defined under the 2012 Equity Plan, the “2016 VSEP RSUs”) equal to 80% of the Performance Award Shares earned by the Participant pursuant to a Performance Award (if any).

Notwithstanding the foregoing, if, within 2 years following a Change in Control that constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code (a “409A Change in Control”), and at a time when the Company has not yet issued to a Participant the Common Shares described in Section 8(a)(i) with respect to Performance Award Shares earned on or prior to the Change in Control Measurement Date, such Participant Retires, or such Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason (as defined below) or such Participant experiences an Absence on Leave Termination, such Common Shares described in Section 8(a)(i) will be issued to the Participant as soon as administratively practicable (but no later than 60 days) following the date of such Retirement or termination of employment.  For purposes of the 2016 VSEP, “Good Reason” means:  a material reduction in the nature or scope of the responsibilities, authorities or duties of the Participant attached to the Participant’s position held immediately prior to the Change in Control; a change of more than 50 miles in the location of the Participant’s principal office immediately prior to the Change in Control; or a material reduction in the Participant’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason the Participant gives notice to the Company or its successor following the Change in Control of the occurrence of such event and such entity fails to cure the event within 30 days following the receipt of such notice.

(b)Vesting of 2016 VSEP RSUs.

(i)

2016 VSEP RSUs will vest in equal installments on each of the first four anniversaries of the applicable Measurement Date (or, in the event of a Change in Control, the next Measurement Date that would have been applicable if the Change in Control had not occurred) (such four-year period, the “2016 VSEP RSU Vesting Period”), subject, except as provided in Section 8(b)(ii) below, to the Participant’s continued employment with the Company through each such date.  Any 2016 VSEP RSUs that do not so vest will be forfeited, including, except as provided in

Section 8(b)(ii) below, if the Participant ceases to be continuously employed by the Company prior to the end of the 2016 VSEP RSU Vesting Period.  For purposes of this 2016 VSEP, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment with the Company.  Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company or in the case of an absence on leave as described in the 2012 Equity Plan.

(ii)	Notwithstanding Section 8(b)(i) above:
(A)

if, at a time when the 2016 VSEP RSUs have not been forfeited (to the extent the 2016 VSEP RSUs have not previously vested), a Participant shall die or become Disabled, a Participant shall Retire, or the Participant’s employment with the Company is terminated by the Company without Cause, then the 2016 VSEP RSUs shall continue to vest over the 2016 VSEP RSU Vesting Period as if such Participant had remained continuously employed by the Company through the end of the 2016 VSEP RSU Vesting Period; and

(B)

if, within 2 years following a 409A Change in Control, and at a time when the 2016 VSEP RSUs have not been forfeited (to the extent the 2016 VSEP RSUs have not previously vested), a Participant Retires, or a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason (as defined below), or a Participant experiences an Absence on Leave Termination, such Participant’s 2016 VSEP RSUs will vest in full on the date of such Retirement or termination of employment or Absence on Leave Termination.

(c)Settlement of 2016 VSEP RSUs.  Payment for the 2016 VSEP RSUs, if, after and to the extent they become vested, shall be made in the form of one Common Share for each such vested 2016 VSEP RSU.  Except as provided in Section 11, payment shall be made as soon as administratively practicable following (but no later than sixty (60) days following) the date that the 2016 VSEP RSUs become vested pursuant to Section 8(b) hereof.

(d)Taxes.  Notwithstanding anything herein to the contrary, and subject to Treasury Regulation Section 1.409A-3(j)(4)(vi), if the Federal Insurance Contributions Act tax (“FICA Tax”) imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code becomes due with respect to the 2016 VSEP RSUs, a portion of such 2016 VSEP RSUs will vest and be withheld in an amount sufficient to pay (i) the FICA Tax with respect to such 2016 VSEP RSUs, plus (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of such FICA Tax, plus (iii) the Participant’s federal, state, local and foreign tax liability with respect to the payments made pursuant to clause (ii) and this clause (iii).  In no event will the total payment under this Section 8(d) exceed the aggregate FICA Tax imposed on the applicable 2016 VSEP RSUs and the income tax withholding related to such FICA Tax.  The withholding made pursuant to this Section 8(d) shall first be made from the portion of the applicable 2016 VSEP RSUs that would be paid on the fourth anniversary of the applicable Measurement Date.  If the portion of the applicable 2016 VSEP RSUs that would be paid on the fourth anniversary of the applicable Measurement Date does not satisfy the withholding required by this Section 8(d), then the remaining portion of such withholding will come from the portion of the applicable 2016 VSEP RSUs that would be paid on the immediately preceding anniversary date and each immediately preceding anniversary date thereafter until the total withholding under this Section 8(d) has been satisfied.

(e)Limitation on Issuance.  Except to the extent provided by Section 409A of the Code and as permitted by the Company, no Common Shares or 2016 VSEP RSUs may be issued, as applicable, to the Participant with respect to a Performance Award at a time earlier than otherwise expressly provided in the 2016 VSEP.

(f)Satisfaction.  The Company’s obligations to any Participant with respect to his or her Performance Award will be satisfied in full upon the settlement of any earned Performance Award Shares corresponding to the Performance Award or otherwise upon the settlement of such Performance Award or any related 2016 VSEP RSUs pursuant to this Section 8.

(g)Restrictive Covenants.  Notwithstanding anything herein to the contrary, if a Participant breaches any of the restrictive covenants set forth in such Participant’s Individual Agreement, such Participant shall immediately forfeit, as of the date of such breach, (i) any and all rights to earn Performance Award Shares with respect to any ongoing Measurement Period and any and all subsequent Measurement Periods under the 2016 VSEP, and (ii) any and all rights to receive payment of any 2016 VSEP RSUs that have not vested and been settled as of the date of such breach.

9.Shareholder Rights and Restrictions.

(a)No Participant shall have any rights as a shareholder of the Company (including, without limitation, the right to receive dividends or dividend equivalents or exercise voting rights) with respect to a Performance Award or any Performance Award Shares until (i) any earned Performance Award Shares are settled in Common Shares or (ii) the 2016 VSEP RSUs awarded with respect to such earned Performance Award Shares vest and are settled in accordance with Section 8, as applicable.  Notwithstanding the foregoing, from and after the date on which any 2016 VSEP RSUs are issued until the earlier of (x) the time when the 2016 VSEP RSUs vest and are paid in accordance with Section 8 hereof or (y) the time when the Participant’s right to receive Common Shares in payment of the 2016 VSEP RSUs is forfeited in accordance with Section 8 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Participant shall be paid cash for each 2016 VSEP RSU equal to the amount of such dividend per share.

(b)Performance Awards shall be subject to the terms and conditions set forth in the Notice of Award relating to such Performance Awards, and Performance Award Shares shall be subject to the terms and conditions set forth in any Evidences of Award or other documents prepared by the Company and relating to such Performance Award Shares.

(c)The obligations of the Company under this 2016 VSEP will be merely that of an unfunded and unsecured promise of the Company to deliver Performance Award Shares in the future, and the rights of a Participant will be no greater than that of an unsecured general creditor.  No assets of the Company will be held or set aside as security for the obligations of the Company under this 2016 VSEP.

10.Transferability.  Except as otherwise determined by the Committee or as permitted under the 2012 Equity Plan, Performance Awards and any 2016 VSEP RSUs granted with respect thereto will not be assignable or transferable by any Participant; provided, however, that no provision in the 2016 VSEP will prevent the transfer of a Performance Award or any Performance Award Shares by will or the laws of descent and distribution in the event of the death of the Participant.

11.Section 409A of the Code.

(a)To the extent applicable, it is intended that this 2016 VSEP and any grants made hereunder comply with or will be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This 2016 VSEP and any grants made hereunder will be administered in a manner consistent with this intent.  Any reference in this 2016 VSEP to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this 2016 VSEP and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this 2016 VSEP and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.  All references to a Participant’s termination of employment or similar terminology shall mean a “separation from service” (within the meaning of Section 409A of the Code).

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)Notwithstanding any provision of this 2016 VSEP and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this 2016 VSEP and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this 2016 VSEP and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

12.Interpretation.  Any reference in the 2016 VSEP to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.

13.No Employment Rights.  None of participation in the 2016 VSEP, the grant of any Performance Award and the payment of any Performance Award Shares will confer upon any Participant any right with respect to continuance of employment by the Company.

14.Severability.  In the event that one or more of the provisions of the 2016 VSEP shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.Adjustments, Etc.  In the event of (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, the Committee shall make such substitutions or adjustments, if any, as are deemed necessary or equitable in its sole discretion to preserve the intent of this 2016 VSEP and to avoid any unintended windfalls or hardships with respect to the number, valuation and/or terms and conditions of Performance Awards, Performance Award Shares or 2016 VSEP RSUs.  Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee (in the event of a Change in Control, as constituted immediately prior to such Change in Control), in its discretion, shall provide in substitution for any or all outstanding Performance Awards, Performance Award Shares or 2016 VSEP RSUs such alternative consideration (including cash), if any, as it, in good faith, may reasonably determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In the event the Committee determines that any Performance Awards, Performance Award Shares, or 2016 VSEP RSUs will be substituted with cash alternative consideration in accordance with this Section 15, each portion of such cash payment will include interest at the long-term “applicable federal rate” under Section 1274(d)(1) of the Code in effect on the date of payment for the period from the date of such transaction or Change in Control until the date of payment.

16.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the 2016 VSEP, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Common Shares required to be issued or delivered to the Participant or otherwise vesting, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant.  The Common Shares used for tax withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the applicable amount is to be included in the Participant’s income.  In no event will the fair market value of the Common Shares to be withheld or delivered pursuant to this Section 16 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

17.Inability to Issue Common Shares Under 2012 Equity Plan.  Notwithstanding the other provisions of this 2016 VSEP, only if and to the extent any Participant’s earned Performance Award Shares are unable to be issued under the 2012 Equity Plan, the Committee may then take such other steps as it deems necessary or advisable to settle the Performance Awards in any other manner, form or currency.

18.Governing Law.  The laws of the State of Ohio will govern this 2016 VSEP and all matters related hereto.  If any Participant or the Company institutes a suit or other legal proceedings, whether in law or equity with respect to this 2016 VSEP, the Company and such Participant irrevocably consents to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

19.Amendments, Etc.  The Committee may amend the terms of any Performance Award under the 2016 VSEP prospectively or retroactively, but subject to Section 11 and 15 hereof, no such amendment shall impair the rights of any Participant without his or her consent; provided, however, that, the Company may unilaterally terminate the 2016 VSEP pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) in connection with a 409A Change in Control so long as under the terms of such termination all Participants are required to receive payment for their earned Performance Award Shares and 2016 VSEP RSUs within 12 months of the date the Company takes necessary action to terminate the 2016 VSEP or otherwise in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).  The 2016 VSEP, the 2012 Equity Plan and the Notices of Award (and any applicable Evidences of Award) contain the entire agreement between the Company and the Participants relating to the 2016 VSEP.  Notwithstanding anything in this 2016 VSEP to the contrary, however, this 2016 VSEP and any Performance Awards, Performance Award Shares or 2016 VSEP RSUs described herein are subject to the terms and conditions of the Compensation Recovery Policy, and that applicable sections of this 2016 VSEP and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy in effect at any time after the effective date thereof.

EXHIBIT A

Participants

President and Chief Executive Officer (1 total)

Chief Financial Officer and Treasurer (1 total)

Executive Vice Presidents, Senior Vice Presidents, and/or Vice Presidents (49 total)

EXHIBIT B

Aggregate Amount of the Performance Award Value Sharing Opportunities for all Participants

1.4910% to the extent the Ending Share Price for the applicable Measurement Period is $19.58 or lower.

1.6089% to the extent the Ending Share Price for the applicable Measurement Period is above $19.58.

EXHIBIT C

DDR CORP.

NOTICE OF AWARD UNDER THE 2016 VALUE SHARING EQUITY PROGRAM

The undersigned individual (the “Participant”) has been granted the following Performance Award under the DDR Corp. 2016 Value Sharing Equity Program (the “2016 VSEP”):

Name of Participant:

Performance Period Commencement:	February 9, 2016

Performance Award Value Sharing Opportunity:

Starting Share Price:	$17.41

Maximum Ending Share Price:	$25.35

By the Participant’s signature and the signature of the Company representative below, the Participant and the Company agree that this Performance Award has been granted under and governed by the terms and conditions of the 2016 VSEP (the provisions of which are incorporated herein by reference) and the 2012 Equity Plan.  A copy of the 2016 VSEP has been or will be provided to the Participate in connection with this Performance Award, and this document shall constitute an agreement evidencing the Performance Award as required under the 2012 Equity Plan.  The Participant shall have such rights regarding his or her election to settle any tax withholding obligations with Common Shares as are described in Section 16 of the 2016 VSEP.  Capitalized terms used in this document without definitions shall have the meanings given to those terms in the 2016 VSEP.

PARTICIPANT	DDR CORP.

Participant’s Signature
By:

Its:
Participant’s Printed Name